SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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KB Home

(Name of Registrant as Specified In Its Charter)

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KB HOME

10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

BRUCE KARATZ

Chairman and Chief Executive Officer

February 28, 2003

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the Annual Meeting of Stockholders of KB Home at 9:00 a.m. on April 3, 2003 at the W hotel in Los Angeles, California.

The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to specific agenda items, by attending the meeting you will have an opportunity to hear about our plans for the future and to meet your officers and directors. Whether or not you plan to attend, please sign and date the enclosed Proxy Card and return it as soon as possible in the envelope provided to ensure that your shares will be represented. You may also vote by calling the 800-number listed on your Proxy Card.

We look forward to seeing you on April 3rd.

Sincerely,

BRUCE KARATZ
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To Be Held April 3, 2003

To the Holders of the Common Stock

of KB Home:

The Annual Meeting of Stockholders of KB Home will be held on Thursday,

April 3, 2003 at 9:00 a.m. Los Angeles time in the Great Room of the W hotel, 930 Hilgard Avenue in Los Angeles, California for the following purposes:

(1) To elect two Class II Directors, each to serve for a term of three years; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 14, 2003 as the record date for determination of holders of Common Stock entitled to notice of, and to vote at, the meeting or any adjournment thereof. If you plan to attend the meeting you may be asked to present photo identification and you may be accompanied by one guest only. If you hold your shares in a brokerage account (in “street name”), you will need to bring a copy of a brokerage statement reflecting the shares that you owned on February 14, 2003.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy Card and mail it promptly in the envelope provided. You may also vote by calling the 800-number listed on your Proxy Card. Your prompt return of the Proxy Card or telephone vote will ensure that your shares are represented at the meeting and will save the Company the additional expense of soliciting proxies.

BY ORDER OF THE BOARD OF DIRECTORS,

KIMBERLY N. KING
Vice President, Corporate Legal Affairs
and Secretary

Los Angeles, California

February 28, 2003

KB HOME

10990 Wilshire Boulevard
Los Angeles, California 90024

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 3, 2003

GENERAL INFORMATION

Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your proxy in the form enclosed to be used at the Company’s Annual Meeting of Stockholders to be held on Thursday, April 3, 2003, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended November 30, 2002, including audited financial statements, is also being mailed to stockholders concurrently with this Proxy Statement. It is anticipated that the mailing will commence on or about March 4, 2003.

   You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and promptly return your Proxy Card in the envelope provided. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by written notice to the Company’s Secretary, and, if you attend the Annual Meeting, you may vote your shares in person.

   Only holders of record of the 48,038,196 shares of Common Stock outstanding at the close of business on February 14, 2003 will be entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. The Company’s Grantor Stock Trust, established to assist the Company in meeting its stock-related obligations under various employee benefit programs, held 7,645,315 shares of Common Stock outstanding for voting purposes as of the record date. These shares are voted by the trustee of the Grantor Stock Trust in accordance with instructions received from employees participating in the Company’s employee stock option plans. There is no right to cumulative voting.

   The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the Annual Meeting. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of the Company of the two individuals named under “Election of Directors.”

   Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or persons voting the proxies. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted as present and will have the effect of a negative vote because the election of each director will require affirmative vote of a majority of shares present. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote.

   The persons named as proxies on the enclosed Proxy Card are Bruce Karatz, Chairman and Chief Executive Officer, and Kimberly N. King, Vice President, Corporate Legal Affairs and Secretary.

PROPOSAL:

ELECTION OF DIRECTORS

    At the Annual Meeting, the Board of Directors will present as nominees and recommend to stockholders that the two persons listed below be elected as Class II Directors to serve for a three-year term ending at the 2006 Annual Meeting of Stockholders. Should any of these nominees become unable to serve as a director prior to the Annual Meeting, the persons named on the enclosed Proxy Card will, unless otherwise directed, vote for the election of such other person as the Board of Directors may recommend in place of such nominee. The election of each nominee will require the affirmative votes of a majority of shares present at the meeting in person or by proxy and entitled to vote.

   Mr. Sanford C. Sigoloff, a director of the Company for 23 years, has reached the Board’s mandatory retirement age and will retire as of the Annual Meeting. As a result of the enhanced director independence requirements under the Company’s Corporate Governance Principles adopted by the Board of Directors in February 2003, Mr. Henry G. Cisneros has decided not to stand for re-election this year and Mr. Guy Nafilyan has decided to step down as a director as of the Annual Meeting. The Company’s Corporate Governance Principles are available on the Company’s web site at kbhome.com.

   A brief summary of each nominee’s principal occupation, business affiliations and other information follows.

(PHOTO)

Kenneth M. Jastrow, II, age 55, has been Chairman and Chief Executive Officer of Temple-Inland Inc. since 2000. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer of Temple-Inland from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation. He was appointed to the Company’s Board in December 2001.

(PHOTO)

Bruce Karatz, age 57, has been Chairman of the Company since 1993 and Chief Executive Officer since 1986. Mr. Karatz joined the Company’s predecessor in 1972, and from 1976 through 1980 was President of its French homebuilding subsidiary, Kaufman & Broad S.A. From 1980 until the formation of the Company in 1986, Mr. Karatz was President of Kaufman and Broad Development Group; and from 1986 to 2001 he was also President of the Company. Mr. Karatz is a director of Honeywell International Inc., Avery Dennison Corporation, Edison International, and Kaufman & Broad S.A., the Company’s majority owned publicly-held French subsidiary. Among his civic and professional activities, Mr. Karatz is a trustee of the RAND Corporation, a member of the Council on Foreign Relations, and a member of the University of Southern California Law Center Board of Counselors. In 2002, Mr. Karatz was also Chairman of the California Business Round Table and Chairman of the Los Angeles World Affairs Council. Mr. Karatz has been a director of the Company since 1986.

   The other directors of the Company and their respective principal occupations, business affiliations and other information for at least the past five years are as follows.

(PHOTO)

Ron Burkle, age 50, is the founder and managing partner of The Yucaipa Companies, a private investment firm based in Southern California. Yucaipa specializes in acquisitions, mergers and management of large retail and distribution companies. Yucaipa completed the merger of Fred Meyer, Inc., where Mr. Burkle served as Chairman, and The Kroger Company of Cincinnati forming the largest supermarket company in the United States. Mr. Burkle is also the majority shareholder of Golden State Foods, the largest manufacturer and distributor of food products to McDonald’s. He is a member of the board of Occidental Petroleum Corporation, Yahoo! Inc. and Kaufman & Broad S.A., the Company’s majority-owned publicly-held French subsidiary. Mr. Burkle also serves as Trustee of The John F. Kennedy Center for the Performing Arts, The J. Paul Getty Trust, the National Urban League and the Los Angeles County Museum of Art; member of the Executive Board for the Medical Sciences at UCLA, the Carter Center, Aids Project Los Angeles, RAND’s Education Advisory Board, Claremont Graduate University, National Campaign Against Youth Violence and The Children Scholarship Fund; Co-Chairman of the Burkle Center for International Relations at UCLA; Founder and Benefactor of the Burkle Scholarship Award with the Los Angeles Urban League. He has been a director of the Company since 1995 and his current term expires in 2004.

(PHOTO)

Jane Evans, age 58, was Chief Executive Officer of Opnix Inc. from 2001 until 2003, and from 1995 through 2001 she served as President and Chief Executive Officer of GAMUT Interactive, Inc. From 1991 to 1995 Ms. Evans served as Vice President and General Manager, Home and Personal Services Division, US West Communications, Inc. From 1987 to 1989 she was a general partner of Montgomery Securities, and from 1989 until 1991 she was President and Chief Executive Officer of the InterPacific Retail Group. Ms. Evans is a director of Georgia Pacific, Hypercom Corporation, Main Street & Main, Incorporated, PETsMART, Inc., and Philip Morris Companies, Inc. Ms. Evans has been a director of the Company since 1993 and her current term will expire in 2005.

(PHOTO)

Dr. Ray R. Irani, age 68, is Chairman and Chief Executive Officer of Occidental Petroleum Corporation. He joined Occidental in 1983 as Chairman and Chief Executive Officer of Occidental Chemical Corporation, an Occidental subsidiary, and as Executive Vice President of Occidental. In 1984 he was elected to the Board of Directors of Occidental and was named President and Chief Operating Officer. He assumed the responsibilities of Chairman and Chief Executive Officer, in addition to President, in 1990. Dr. Irani was Chairman of the Board of Directors of Canadian Occidental Petroleum Ltd., an Occidental affiliate, from 1987 to 1999. An Honorary Fellow of the American Institute of Chemists, Dr. Irani is a director of the American Petroleum Institute, and Cedars Bank. He is a member of the American Chemical Society, the CEO Roundtable, The Conference Board, the Council on Foreign Relations, the U.S.-Saudi Arabian Business Council, the National Petroleum Council, the Scientific Research Society of America, and the Industrial Research Institute. He is a trustee of the University of Southern California and is Chairman of USC’s Academic Affairs Committee. He is also a Vice Chairman of the Board of the American University of Beirut, a member of the Board of Governors of Town Hall and a member of the World Affairs Council. Dr. Irani’s current term expires in 2004 and he has been a director of the Company since 1992.

(PHOTO)

James A. Johnson, age 59, has been Vice Chairman of Perseus LLC, a merchant banking and private equity firm since 2001. In 2000, Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. Mr. Johnson was employed by Fannie Mae from 1990 through 1999, where he served as Vice Chairman in 1990, Chairman and Chief Executive Officer from 1991 through 1998 and Chairman of the Executive Committee of the Board in 1999. He is Chairman of The John F. Kennedy Center for the Performing Arts and is Chairman of the Board of Trustees of The Brookings Institution. He serves on the boards of Gannett, Inc., Target Corporation, UnitedHealth Group, The Goldman Sachs Group, Inc., Temple-Inland Inc., and National Association on Fetal Alcohol Syndrome. Mr. Johnson is also a member of the American Friends of Bilderberg, the Council on Foreign Relations and the Trilateral Commission, and is Chairman of the Advisory Council for Public Strategies Incorporated. Mr. Johnson has been a member of the Board of Directors since 1992 and his current term will expire in 2005.

(PHOTO)

Dr. Barry Munitz, age 61, is President and Chief Executive Officer of The J. Paul Getty Trust. From 1991 to 1997, Dr. Munitz was Chancellor of the California State University, the largest system of senior higher education in the United States. He is a member of the Princeton University Board of Trustees, a director for Sallie Mae and serves on the executive committee of Southern California’s public television station. In 1998, he oversaw the transition team for California’s newly elected Governor Gray Davis. In addition to those professional affiliations, he has served on numerous public and private boards. He was a director of Sun America Inc., Chairman of the American Council on Education, and Chairman of the California Education Roundtable. Dr. Munitz joined the company’s Board of Directors in 1999 and his current term expires in 2005.

(PHOTO)

Luis G. Nogales, age 59, is the Managing Partner of Nogales Investors, LLC, a private equity investment firm. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997, President of Univision Communications, Inc., from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director of Southern California Edison Co., Edison International, Arbitron, and Kaufman & Broad S.A., the Company’s majority-owned publicly-held French subsidiary. He is also on the board of two Mutual Funds managed by the Capital Group; American Balance Fund and Income Fund of America. He is a member of the board of the Inter-American Dialogue and the Pacific Council on International Policy; a trustee of The Ford Foundation, The J. Paul Getty Trust, the Mayo Foundation and former Vice President of the Board of Trustees of Stanford University. Mr. Nogales has been a director of the Company since 1995 and his current term expires in 2004.

THE BOARD AND ITS COMMITTEES

    The Company’s Board of Directors held five regular meetings during the fiscal year ended November 30, 2002. Management also periodically conferred with directors informally between meetings regarding Company affairs. During 2002, all directors, with the exception of Mr. Nafilyan, attended 80% or more of the total aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

   During 2002, the Company’s Board of Directors was comprised of nine non-employee directors and two employee directors. Messrs. Cisneros, Nafilyan and Sigoloff will step down as directors as of the 2003 Annual Meeting, at which time the Company will have seven independent, non-employee directors and one employee director. The committees of the Board of Directors consist of the Management Development and Compensation Committee, the Audit and Compliance Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The committees of the Board of Directors are comprised entirely of independent, non-employee directors, except for the Executive Committee, which includes one employee director.

Management Development and

Compensation Committee

The Management Development and Compensation Committee of the Board of Directors reviews and makes recommendations regarding compensation and other employment benefits for the Company’s officers and other members of senior management. The committee also reviews and approves awards made under the Company’s employee stock plans, the Company-wide annual merit increase guidelines for base salaries and all nominations for officers of the Company. The committee also reviews, considers and provides input regarding executive succession planning. The members of the committee during 2002 were Ms. Evans and Messrs. Irani, Munitz, and Nogales, with Dr. Irani serving as Chair. The committee held four meetings during 2002; members were also periodically consulted by management to discuss compensation or personnel issues between meetings. See the “Management Development and Compensation Committee Report on Executive Compensation” at pages 15-19.

Audit and Compliance Committee

The primary functions of the Audit and Compliance Committee of the Board of Directors are: to provide assistance to the Board of Directors in fulfilling its oversight responsibilities to the Company’s stockholders with regard to the corporate accounting and reporting practices of the Company and the quality and integrity of financial reports of the Company; to be directly responsible for the appointment, compensation and oversight of the work of any registered, independent public accounting firms employed by the Company for the purpose of preparing an audit report or performing audit related work to assure that the Company has a reasonable system of internal controls; to review the audit efforts of the independent accountants and the Company’s Internal Controls Evaluation and Audit Department; and to provide assistance to the Board of Directors in the oversight of matters in which the Company has or may have material liability exposure. These functions are described in greater detail in the “Audit and Compliance Committee Report” at page 33, and in the Audit and Compliance Committee Charter, which was amended and restated by the committee in December 2002, and is included with this Proxy Statement as Attachment A. The committee held five meetings in 2002 and was comprised of Ms. Evans and Messrs. Burkle, Munitz and Sigoloff. Dr. Munitz served as Chair.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, including the annual nomination of directors and nominees for new directors. The committee reviews and makes recommendations concerning other policies related to the Board of Directors, including committee composition, structure and size, and director compensation. The committee considers and makes recommendations to the Board concerning corporate governance issues and regularly evaluates Board performance to determine ways to enhance Board effectiveness. In 2002, the members of the committee were Messrs. Burkle, Cisneros, Jastrow, Johnson and Nogales. Mr. Johnson served as Chair of the committee, which had four meetings during the year.

   The Nominating and Corporate Governance Committee will consider qualified nominees for director. Stockholders wishing to make such recommendations should submit the name of the candidate and the candidate’s background and qualifications to the committee, c/o the Secretary of the Company, 10990 Wilshire Boulevard, Los Angeles, California 90024 not later than January 1 of the year in which the proposed candidate is to be considered for nomination.

Executive Committee

The Executive Committee has the authority of the Board of Directors between meetings of the Board of Directors except to the extent that such authority may be limited by the Company’s Bylaws (which do not currently provide for any such limitation) or by applicable law. The members of the committee during 2002 were Messrs. Karatz and Sigoloff; Mr. Sigoloff was Chairman. Dr. Irani has been elected by the Board of Directors to succeed Mr. Sigoloff on the Executive Committee when Mr. Sigoloff retires as of the 2003 Annual Meeting of Stockholders. The committee did not meet in 2002, but acted periodically by written consent.

Compensation Paid to Board Members

Retainers and Meeting Fees. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors. In 2002, upon the recommendation of the Nominating and Corporate Governance Committee, which is charged with making recommendations in Director’s compensation, the Board approved an increase in the directors’ quarterly annual retainer from $5,000 to $7,500, to ensure that the compensation of the Board remains competitive with other public company boards of similar qualifications and scope. Directors also receive $1,500 for each Board of Directors meeting and $1,000 for each committee meeting attended. If two committee meetings are attended on the same day, $500 is paid for attendance at the second committee meeting. Each committee chair receives an annual retainer of 500 Stock Units or, for directors who own at least 10,000 shares of Common Stock or Stock Units and who so elect, a specified number of options (as described more fully below). Beginning in 2003, the value of the annual Stock Unit award made to committee chairs may not exceed $20,000. A “Stock Unit” is a contract right to receive a share of Common Stock or a cash payment equal to the fair market value of a share of Common Stock. Directors earn the equivalent of cash dividends on, but do not have voting or investment power with respect to, the shares of Common Stock represented by the Stock Units. The shares of Common Stock represented by Stock Units will be distributed in-kind or in cash, at the election of the participating director, when he or she retires or otherwise leaves the Board. Directors may defer all or a portion of their cash fees until a later specified event, such as retirement. Directors are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings.

Equity Awards. With a view toward further aligning the compensation of the Company’s directors with the equity interests of the Company’s stockholders, the Company maintains the KB Home Non-Employee Directors Stock Plan. Under the Directors Stock Plan, each director who is serving on the Board as of each Annual Stockholders Meeting receives an annual grant of 2,000 Stock Units or, for directors who own at least 10,000 shares of Common Stock or Stock Units and who so elect, a specified number of options (as described more fully below). Under the Directors Stock Plan, directors may also elect to receive all or a portion of their Board retainers and meeting fees in Stock Units rather than in cash. Directors who make this election receive Stock Units valued at 110% of the cash fees to which they would otherwise have been entitled.

   Additionally, the Directors Stock Plan provides that directors who own at least 10,000 shares of the Company’s Common Stock or Stock Units may elect to receive their annual Stock Unit grant, annual retainers and/or meeting fees in options rather than in Stock Units or cash, as the case may be. The number of options granted in lieu of cash fees is equal to 110% of the cash value of the retainer or meeting fees otherwise earned and are granted at a ratio determined by reference to the market value of the Company’s Common Stock on the grant date. The number of options granted in lieu of the annual 2,000 Stock Unit award described above is 8,000 options. Options are granted as of each Annual Meeting of Stockholders and have an exercise price equal to the average closing price of the Company’s Common Stock on the New York Stock Exchange for the ten consecutive trading days immediately preceding the date of the Annual Meeting. The options are immediately exercisable and, consistent with the Company’s employee stock options, have a term of fifteen years.

Charitable Giving. In furtherance of the Company’s overall support for charitable giving, and in acknowledgment of the service of the Company’s directors, the Company maintains a Directors’ Legacy Program under which the Company will make a charitable donation of up to $1,000,000 to up to five charitable organizations or educational institutions of the director’s choice upon his or her death. All directors are eligible to participate in the program. Directors vest in the full donation in five equal annual installments of $200,000; directors must serve on the Board for five consecutive years to be fully vested in the program. To be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization and must qualify to receive tax-deductible donations under the Internal Revenue Code. The program is funded by life insurance contracts maintained by the Company on the lives of the participating directors. This funding is structured such that the life insurance proceeds are expected to equal the cost to the Company of maintaining the program. The program has no direct compensation value to directors or their families because they do not receive any direct cash or tax savings.

BENEFICIAL OWNERSHIP OF COMPANY STOCK

Directors and Management

The following information is furnished, as of February 25, 2003, to indicate the beneficial ownership of the Company’s Common Stock by each director and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) individually, and by all directors, Named Executive Officers and other executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. No director, Named Executive Officer or other executive officer owns more than 1% of the Company’s Common Stock, other than Mr. Karatz who owns 4.8%. As a group, all directors, Named Executive Officers and other executive officers of the Company own in the aggregate 8.7% of the Company’s Common Stock.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(a – c)

Ron Burkle	50,280
Henry G. Cisneros	11,597
Jane Evans	20,136
Dr. Ray R. Irani	45,680
Kenneth M. Jastrow, II	2,820
James A. Johnson	58,443
Bruce Karatz	2,311,524
Dr. Barry Munitz	9,000
Guy Nafilyan	105,598
Luis G. Nogales	16,867
Sanford C. Sigoloff	45,152
Jeffrey T. Mezger	389,662
John E. Goodwin	138,811
Robert Freed	99,027
All directors, Named Executive Officers and other executive officers as a group (25 persons)	4,190,001

(a)	Included are Stock Units held by non-employee directors under the Non-Employee Directors Stock Plan in the following amounts: Mr. Burkle 13,155; Mr. Cisneros 4,597; Ms. Evans 10,636; Dr. Irani 14,860; Mr. Jastrow 2,820; Mr. Johnson 19,972; Dr. Munitz 7,000; Mr. Nogales 13,167; and Mr. Sigoloff 19,852.

(b)	Included are shares of Common Stock subject to acquisition within 60 days of February 25, 2003 through the exercise of stock options granted under the Company’s employee stock plans in the following amounts: Mr. Karatz 1,434,145; Mr. Mezger 299,612; Mr. Nafilyan 45,000; Mr. Goodwin 86,876; Mr. Freed 62,251; and all executive officers as a group, 2,569,790. Also included are shares subject to acquisition within 60 days of February 25, 2003 through the exercise of options under the Non-Employee Directors Stock Plan in the following amounts: Mr. Burkle 36,625; Dr. Irani 18,814; Mr. Johnson 36,471; and Mr. Sigoloff 10,000.

(c)	Included are a total of 626,353 shares of restricted Common Stock granted under the Company’s employee stock plans. As of February 25, 2003, Mr. Karatz held 37,500, and Mr. Nafilyan held 18,750 shares of restricted Common Stock under a grant made in 1991. These shares vest in twelve equal annual installments, the first of which vested in 1994; full vesting will occur in 2005. For 2002 Mr. Karatz received an award of 136,627 shares of restricted Common Stock; the shares vest on January 15, 2006, three years from the date of grant. In accordance with his current employment agreement, which places a $5,000,000 limit on his cash incentive bonus, these shares represent the portion of his 2002 incentive bonus that was in excess of $5,000,000.

Beneficial Owners of More Than 5 Percent

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, as of February 25, 2003 the only persons or entities known to be beneficial owners of more than 5% of the Company’s Common Stock were as follows:

	Amount and Nature	Percent
	of Beneficial	of
Name and Address of Beneficial Owner	Ownership (a – d)	Class

KB Home Grantor Stock Trust,	7,645,315	15.9%
Wachovia Bank, N.A., as Trustee, Institutional Trust and Retirement Services 101 North Main Street Winston-Salem, North Carolina 27150
AXA Financial, Inc.	3,771,274	7.9%
1290 Avenue of the Americas New York, New York 10104
FMR Corp.	3,513,455	7.3%
82 Devonshire Street Boston, Massachusetts 02109
Vanguard Windsor Funds — Vanguard Windsor Fund	2,400,900	5.0%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(a)	Pursuant to the amendment to Schedule 13D dated February 24, 2003 filed with the Securities and Exchange Commission by the KB Home Grantor Stock Trust, Wachovia Bank, N.A., as Trustee (the “GST”), the GST holds all of the shares reported pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and the Trustee disclaim beneficial ownership of the shares reported. The Trustee has no discretion over the manner in which the shares held by the GST are voted. The trust agreement for the GST provides that, as of any given record date, employees who hold unexercised options under the Company’s employee stock option plans will determine the manner in which shares of the Company’s Common Stock held in the GST are voted.

The Trustee will vote the Common Stock held in the GST in the manner directed by those eligible employees who submit voting instructions for the shares. The number of shares as to which any one employee can direct the vote is determined on a pro-rata basis and will depend upon how many employees submit voting instructions to the Trustee. Employees who are also directors of the Company are excluded from voting; accordingly, Messrs. Karatz and Nafilyan may not direct the vote of any shares in the GST. If all eligible employees submit voting instructions to the Trustee, as of the February 14, 2003 record date for the Annual Meeting, the other Named Executive Officers will have the right to vote the following share amounts: Mezger 1,449,799; Goodwin 334,918; and Freed 229,877; and all executive officers as a group, 5,468,297. If less than all of the eligible employees submit voting instructions, then the foregoing amounts will be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and will not be disclosed to any person including the Company.

(b)	Pursuant to the Schedule 13G dated February 12, 2003 filed with the Securities and Exchange Commission by AXA Financial, Inc.(“AXA Financial”), Alliance Capital Management L.P., a subsidiary of AXA Financial, has sole investment power with respect to 3,144,474 of the shares reported as beneficially owned, shared voting power with respect to 32,645 of the shares reported as beneficially owned, and sole voting power with respect to 2,504,327 of the shares reported as beneficially owned. The Equitable Life Assurance Society of the United States, another AXA Financial subsidiary, has sole investment power but no voting power with respect to 400 of the shares reported as beneficially owned. AXA Konzern AG, an affiliate of AXA Financial, has sole investment and voting power with respect to 15,000 of the shares reported as beneficially owned. AXA Rosenberg Investment Management LLC, also an affiliate of AXA Financial, has shared investment power with respect to 611,400 of the shares reported as beneficially owned and sole voting power with respect to 329,400 of the shares reported as beneficially owned.

(c)	Pursuant to the amendment to Schedule 13G dated February 13, 2003 filed with the Securities and Exchange Commission by Vanguard Windsor Funds-Vanguard Windsor Fund, Vanguard, an investment advisor, has shared investment power and sole voting power with respect to all of the shares reported as beneficially owned. Wellington Management Company, LLP (“WMC”), an investment advisor, has shared voting power with respect to 129,100 of the shares reported as beneficially owned and shared investment power with respect to 2,298,100 of the shares reported as beneficially owned.

(d)	Pursuant to the amendment to Schedule 13G dated February 14, 2003 filed with the Securities and Exchange Commission by FMR Corp., 2,387,740 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor to various investment companies (collectively, the “Fidelity Funds”); with respect to these shares, FMR Corp. and Mr. Edward C. Johnson 3d exercise sole investment power and the Fidelity Funds’ Boards of Trustees exercises sole voting power. Of the shares reported, 189,166 shares are beneficially owned by Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp., as to which each of Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, has sole investment and voting power. Of the shares reported, 500 shares are beneficially owned by Strategic Advisers, Inc. and 4,174 shares are beneficially owned by Goode Capital Management, LLC, both investment advisers and a wholly-owned subsidiaries of FMR Corp., over which shares Strategic Advisers and Goode Capital have, respectively, sole investment power but no voting power. The remaining 931,875 shares reported are beneficially owned by Fidelity International Limited, an investment adviser and an entity independent of FMR Corp., as to which shares Fidelity International Limited exercises sole investment and voting power.

MANAGEMENT DEVELOPMENT AND COMPENSATION

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

The Company designs executive compensation around five key objectives, which comprise the Company’s executive compensation philosophy. The Management Development and Compensation Committee of the Company’s Board of Directors provides guidance, recommendations and approvals to executive compensation programs guided by the Company’s executive compensation philosophy which is intended to:

•	closely link executive compensation to the creation of stockholder value;

•	encourage stock ownership by executives to directly align executive interests with stockholder interests;

•	reward contributions that further the Company’s KBnxt operational business model by aligning individual performance measures with the Company’s performance objectives;

•	balance compensation elements to encourage the achievement of both short-term business plans and long-term strategic objectives with a focus on total compensation; and

•	attract, retain and motivate executives of the highest quality.

   Under the Company’s total compensation focus, continuing analysis of both annual and long-term compensation is required. Annual compensation is typically determined by the pretax, pre-incentive profit and pretax return on investment of the Company (or a particular business unit). Long-term compensation awards are determined by the Company’s cumulative earnings per share and the Company’s (or a particular business unit’s) average pretax return on investment over a specified period of years. Additionally, in determining the level of annual compensation, specific performance requirements are set for each executive. Performance against these requirements is analyzed to ensure that the results achieved are sustainable and that the KBnxt operational business model is being followed. This total compensation approach puts a large portion of executives’ compensation at risk based on the Company’s performance, as well as their individual performance. The Management Development and Compensation Committee believes that this is a balanced approach that motivates the Company’s executives to continually improve the Company’s performance and maintains close alignment with the interests of the Company’s stockholders.

   The Company achieved record unit deliveries, total revenues, net income and earnings per share in 2002 and demonstrated substantial improvement over its 2001 performance. Diluted earnings per share increased 30% over 2001, total revenues increased by 10% over 2001, and 2002 year-end backlog value (including joint ventures) increased approximately 23% over 2001. The improved results in 2002 were largely achieved through the growth in the Company’s housing gross margin, which stemmed from operating efficiencies gained through continued use of the KBnxt operational business model as well as price increases in select markets, and increased net income from mortgage banking operations. The Company also ended its fiscal year in a solid financial position, including approximately $330 million of cash and stockholders’ equity of $1.27 billion. The Company’s ratio of debt to total capital improved 2.1 percentage points to 47.8% at November 30, 2002 from 49.9% at November 30, 2001.

Compensation in 2002

The following generally describes how the Company’s executive officers and, in particular, the Named Executive Officers, were paid in 2002. Please see the tables under “Executive Compensation” at pages 26-30 for a detailed presentation of compensation earned by the Named Executive Officers in 2002. The specifics of Chief Executive Officer compensation are addressed separately in this report.

Base Salaries. Base salaries are viewed as compensation for an executive’s ongoing contribution to the performance of the business units for which he or she is responsible. Increases in executive base salaries are made by reference to the Management Development and Compensation Committee’s assessment of each executive’s contribution to the Company’s business and by reference to the Company-wide budget for base salary increases. Executive base salaries are targeted to be competitive with average base salaries paid to executives with comparable responsibilities at other companies in the real estate sector. The Management Development and Compensation Committee reviews analyses by the Company’s Compensation Department and by outside consultants to ensure that base salaries remain competitive and are at least at the median level.

   In 2002, the average merit increase, of employees receiving merit increases, was 4% on an annualized basis. In light of the economic uncertainty during the fourth quarter of 2001, a modest budget of 2% was authorized by the Management Development and Compensation Committee for merit increases. Base salaries for management with a title of director and above were frozen until June 2002, when an additional 2% of payroll was authorized for management increases and for additional merit increases to reward top performers impacted by the limited budget approved in 2001. Individual base salary increases were determined by individual performance and contribution levels and ranged from 0% to 7% in 2002, excluding promotional increases. Base salary increases for the Named Executive Officers, frozen in June 2002, were consistent with the Company-wide increase and the Company’s merit distribution philosophy.

   In keeping with the Company’s total compensation approach, base salaries, coupled with annual incentive awards, are targeted to be competitive with the upper quartiles of base salaries and incentive awards made to executives with comparable responsibilities at other companies in the real estate sector.

Annual Incentive Awards. Annual incentives are paid in cash and restricted shares of the Company’s Common Stock and are intended to reward executives for improved short-term performance as measured against specific performance criteria relative to their respective businesses. In general, annual cash incentive awards paid to executives are determined by the pre-incentive, pre-tax profit of the business operations for which they are responsible. In 2002, annual cash incentive awards may have been increased or decreased depending upon the pretax return on investment from those operations (the “PROI Modifier”), customer satisfaction as measured by the Company’s Customer Satisfaction Index (“CSI”), and the results against specific individual performance measures established at the beginning of the fiscal year. This approach is intended to motivate executives to improve the Company’s overall performance in a balanced manner.

   In 2002, certain executives, including two of the Named Executive Officers, earned annual cash incentive awards based upon a specific percentage of the Company’s (or a particular business unit’s) pre-incentive, pretax profit, as adjusted by the PROI Modifier. Annual incentive bonuses for certain other executives, including two of the Named Executive Officers, were determined by a combination of a percentage participation in the Company’s (or a particular business unit’s) pre-incentive, pre-tax profit, as adjusted by the PROI Modifier, CSI, and assessment of their individual job performance as determined against their specific performance measures established at the beginning of the fiscal year.

   Cash incentive compensation earned by the Company’s executive officers is primarily determined by the Company’s performance, or by the performance of the particular business unit for which an executive is responsible. Therefore, as a result of the Company’s improved performance in 2002, executive officers earned more cash incentive compensation in 2002, than they did in 2001. Of the total cash compensation earned by the Named Executive Officers in 2002, 89% was from incentives determined by the Company’s performance, up 10 percentage points from 79% in 2001.

Long-Term Incentive Compensation. Long-term incentive compensation is generally awarded in the form of stock option grants, as well as Performance Unit awards under the Company’s Unit Performance Program.

   By providing executives with an ownership stake in the Company, stock options are intended to align executive interests with stockholder interests and to motivate executives to continually improve the long-term performance of the Company. As shown in the table entitled “Option/ SAR Grants in Last Fiscal Year” at page 28, stock option grants were made in 2002 to each of the Named Executive Officers, except Mr. Nafilyan. Mr. Nafilyan’s long-term incentive compensation is linked to the performance of Kaufman & Broad S.A., the Company’s majority owned publicly-traded French subsidiary. Grants made to Company executives, including the Named Executive Officers, during the fourth quarter of fiscal 2002 represent their annual discretionary grants for fiscal year 2003.

   In early 1998, the Committee adopted an Executive Stock Ownership Policy, designed to further the Company’s strategy of closely aligning the interests of management and shareholders. The policy required senior corporate and divisional managers to achieve ownership levels of the Company’s Common Stock. In January 2002, this policy was updated to underscore the Company’s commitment to the creation of shareholder value. Higher targets were set for existing participants and also for executives deeper into the organization. The new stock ownership targets are based on the average total annual cash compensation (base salary and cash bonus) over the past two fiscal years for all participants except Mr. Karatz. The target for Mr. Karatz is based on two-times his average total annual cash compensation.

   In 2002, the Management Development and Compensation Committee also made awards of Performance Units under the Unit Performance Program, which was first implemented in 1996. This long-term incentive compensation program is intended to motivate senior management toward improving the Company’s long-term performance by providing incentives tied to specified long-term performance objectives for the Company. Participants in the Unit Performance Program include all executive officers (except Mr. Nafilyan), division presidents and certain other senior managers.

   The value of Performance Units awarded under the Unit Performance Program is determined over the period that the Performance Unit is outstanding by (i) the Company’s cumulative earnings per share and (ii) the average pre-tax return on investment of the specific operations for which the partic-

ipating executive is responsible. The weighting of both factors, as well as the individual performance targets for each executive, are established on an annual basis by the Management Development and Compensation Committee. For all Performance Units awarded in 2002, earnings per share will determine 75% of the value of the award and pre-tax return on investment will determine 25% of the value of the award. Performance Unit payouts, if any, may be paid in cash or in stock or stock equivalents, at the discretion of Company management. The Committee’s current intention, absent special circumstances, is to pay out Performance Units in stock or stock equivalents only. Please see “Long-Term Incentive Plans — Awards in Last Fiscal Year” at page 30 for the Performance Units granted to each Named Executive Officer in 2002.

   The value of Performance Units awarded under the Unit Performance Program is realized, if at all, three years after the date of award. Performance Units awarded at the beginning of fiscal 2000 vested at the end of fiscal 2002 and were paid out in shares of the Company’s Common Stock, underscoring the Management Development and Compensation Committee’s commitment to aligning executive interests with stockholder interests through increasing the levels of stock ownership by the Company’s executives. Please see “Summary Compensation Table” at pages 26-27 for the shares of Common Stock issued to each of the other Named Executive Officers upon the vesting of their Performance Units in 2002. No employees of Kaufman & Broad S.A., the Company’s French subsidiary, including Mr. Nafilyan, participate in the Unit Performance Program.

   2002 Strategic Review and Changes. In 2002, the Management Development and Compensation Committee undertook a strategic review of the total compensation package for executives. As a result, the following decisions were made:

•	The PROI Modifier will be eliminated for 2003. The Company’s pretax return on investment has more than doubled since the inception of the PROI Modifier Plan in 1997. Although the Company has eliminated this specific program, PROI continues to be an integral component that determines the amount of compensation that may be earned by Company’s key operational executives.

•	The KB Home Retirement Plan was implemented to provide a retirement benefit, upon vesting, to certain key executives, including each of the Named Executive Officers except Mr. Nafilyan. Introduction of such a benefit allows KB Home to continue recruiting and retaining the highest caliber talent for the Company.

   Compensation of Chief Executive Officer in 2002. In keeping with the Company’s compensation objectives, Mr. Karatz’s compensation is largely driven by cash and stock-based incentives that are directly tied to the Company’s financial performance. Mr. Karatz entered into an employment agreement with the company in 1995 for a term of six years. On July 11, 2001, the Board amended and restated the 1995 agreement and extended the term for an additional seven years, until December 31, 2008. Please see “Employment Agreements” at pages 22-23 for a more detailed description of Mr. Karatz’s employment agreement. The amended and restated agreement provides that the Board of Directors may, in its discretion, increase or decrease Mr. Karatz’s base salary from time to time, provided that any decrease does not fall below $900,000.

   Mr. Karatz also received an annual incentive bonus of cash and restricted Common Stock for 2002, the amount of which was primarily determined by formulas based on the Company’s pre incentive, pre tax profit and pre tax return on investment. Mr. Karatz’s 2002 incentive bonus was paid pursuant to the formula in his amended and restated employment agreement. The agreement specifies a $5 million limit on the amount of his bonus that may be paid in cash. For 2002, Mr. Karatz earned $6,023,880 over this cap. Accordingly, in lieu of a cash payment for this amount, Mr. Karatz received an award for 136,627 shares of three-year restricted Common Stock. The value of the shares was determined by the market price of the Company’s Common Stock on January 15, 2003. This date coincides with payment of the cash portion of the incentive award.

   Incentive compensation paid to Mr. Karatz under his employment agreement is largely made under and subject to the limitations set forth in the Company’s 2001 Stock Incentive Plan, which has been approved by the Company’s stockholders and is designed to qualify incentive compensation in excess of $1 million paid to the Named Executive Officers for a tax deduction under Section 162(m) of the Internal Revenue Code.

   Under his employment agreement Mr. Karatz is also entitled to receive other benefits afforded to other executives of the Company and, accordingly, in 2002 Mr. Karatz received a discretionary award of 700 Performance Units under the Unit Performance Program in accordance with the principles described above. He also received an award of 500,000 options in late 2002, representing his annual discretionary grant for fiscal 2003, he earned a cash award pursuant to the PROI Modifier, and participates in the KB Home Retirement Plan and the KB Home Death Benefit Only Plan.

Policy on Deductibility of Compensation

The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to maintaining tax deductibility for all executive compensation, except in circumstances when the Management Development and Compensation Committee believes that such compliance would not be in the best interests of the Company or its stockholders. The Company believes that all executive officer compensation paid in 2002 met the deductibility requirements of Section 162(m).

Management Development and

Compensation Committee

The Management Development and Compensation Committee is responsible for approving the compensation strategy of the Company. The committee approves and monitors principal executive compensation programs, including those covering the Named Executive Officers. For each of the Company’s executive officers, the committee approves annual base salary, annual incentive bonus awards, and long-term incentive awards. The Management Development and Compensation Committee also approves all officer nominations and annual merit increase guidelines for all Company employees. The committee is composed entirely of independent directors.

   This report is respectfully submitted by the members of the Management Development and Compensation Committee:

Dr. Ray R. Irani, Chairman

Jane Evans
Dr. Barry Munitz
Luis G. Nogales

KB HOME

COMMON STOCK PRICE PERFORMANCE

    The graphs below compare the cumulative total return(a) of KB Home, the S&P 500 Index, the S&P Homebuilding Index and the Dow Jones Home Construction Index (b) for the last five fiscal year-end periods. The Dow Jones Construction Index is presented for informational purposes only.

Last Five Fiscal Years

	1997	1998	1999	2000	2001	2002

KB Home	100	117	104	150	162	217
S&P Homebuilding Index	100	112	82	127	145	175
Dow Jones Home Construction	100	97	72	113	145	171
S&P 500 Index	100	124	150	143	126	105

   The above graph is based upon the Common Stock and index prices calculated as of the last trading day before December 1st of the fiscal year-end periods presented. The Company’s November 30, 2002 closing Common Stock price on the New York Stock Exchange was $44.69 per share. On February 25, 2003, the Company’s Common Stock closed at $48.55 per share. The performance of the Company’s Common Stock depicted in the graphs above represents past performance only and is not indicative of future performance.

(a)	Total return assumes $100 invested at market close on November 30, 1997 in the Company, the S&P 500 Index, the S&P Homebuilding Index, and the Dow Jones Home Construction Index including reinvestment of dividends.

(b)	The three companies that comprise the S&P Homebuilding Index are: Centex Corporation, Pulte Homes, Inc. and the Company. The eleven companies that comprise the Dow Jones Home Construction Index are: Centex Corporation, Champion Enterprises, Inc., Clayton Homes, Inc., D.R. Horton, Inc., Lennar Corporation, MDC Holdings, Inc., NVR, Inc., Pulte Homes, Inc., Ryland Group, Inc., Toll Brothers, Inc. and the Company.

EMPLOYMENT AGREEMENTS, CHANGE IN CONTROL ARRANGEMENTS,

RETIREMENT AND DEATH BENEFIT PLANS

Employment Agreements

Mr. Karatz was employed under an employment agreement that he entered into with the Company in 1995 that provided for a term through November 30, 2001. Effective July 11, 2001, the 1995 agreement was amended and restated, pursuant to which, among other things, the term of the agreement was extended through December 31, 2008.

   For the 2002 fiscal year Mr. Karatz was entitled to annual incentive compensation ranging from 1% to 2% of the Company’s pretax, pre-incentive income depending on the specified return on equity of the Company for the year. Mr. Karatz’s employment agreement provides that such incentive compensation will be paid 75% in cash and 25% in shares of three-year restricted stock, unless the cash amount exceeds $5 million, in which case any excess will also be paid in three-year restricted stock. Accordingly, approximately 55% of Mr. Karatz’s 2002 bonus was paid in shares of restricted stock. Pursuant to his agreement, any restricted stock granted under his employment agreement vests on the third anniversary of the date of grant, but will vest earlier in the event of Mr. Karatz’s death, disability, involuntary termination by the Company without cause or his voluntary termination for good reason.

   Under his employment agreement, Mr. Karatz is entitled to a specified minimum annual base salary of $900,000, which is subject to annual adjustment in the discretion of the Board of Directors. Mr. Karatz is also entitled to a modified nonqualified retirement arrangement pursuant to which he will receive an annual pension equal to 100% of his average base salary during the final three years of his employment, payable for 25 years, if he continues in the employment of the Company until November 30, 2008. If Mr. Karatz retires or his employment is terminated before such date, he will be entitled to a lesser amount pursuant to defined formula. The retirement arrangement is structured so that upon Mr. Karatz’s death, the Company will recover the after-tax cost to the Company of his retirement benefit. The retirement arrangement also contemplates certain benefits prior to retirement in the event of death, disability, or a “change in ownership” of the Company. In addition, under his employment agreement, Mr. Karatz is entitled to receive other benefits generally awarded to Company executives, which, in 2002 included a discretionary stock option grant and a cash award under the PROI Modifier. Please see “Compensation of Chief Executive Officer in 2002” in the Management Development and Compensation Committee Report on Executive Compensation at pages 18-19 for additional information on compensation paid to Mr. Karatz during the year.

   In the event Mr. Karatz’s employment with the Company is terminated prior to the expiration of the amended and restated agreement, Mr. Karatz or his estate, as applicable, will receive the following:

•	in the event his employment is terminated as a result of his death or disability, an amount equal to two times Mr. Karatz’s average annual compensation for the three fiscal years prior to the date of the termination of his employment;

•	in the event his employment is terminated as a result of an involuntary termination of his employment by the Company without cause or his voluntary termination for good reason, an amount equal to three times his average annual compensation for the three fiscal years prior to the date of the termination of his employment; and

•	in the event his employment is terminated within 18 months following a “change of ownership” of the Company, an amount equal to three times his average annual compensation for the three fiscal years prior to the date of the termination of his employment. If, in such event, Mr. Karatz is subject to an excise tax under Section 4999 of the Internal Revenue Code with respect to the payments or distributions in the nature of compensation made to him by the Company in connection with a change in ownership of the Company, an additional amount so as to place him in the same after-tax position he would have been in had the excise tax not applied.

   Upon Mr. Karatz’s termination of employment on or after the expiration of his employment agreement or upon his earlier retirement with the consent of the Board of Directors, the Company will continue to provide him and his family medical and dental benefits for Mr. Karatz’s lifetime and such benefits will be reduced if Mr. Karatz becomes re-employed and is eligible to receive comparable benefits from another employer.

   No other Named Executive Officer has an employment agreement with the Company.

Change in Control Arrangements

   The Company has a Change in Control Plan in which twelve senior corporate executives currently participate, including Mr. Mezger. The plan is designed to encourage the retention of senior executives in the event of a change in control of the Company, which could play a key role in the continuing success of the Company in the event of a change in control. The plan provides that if there is a “change in control” of the Company and a participating executive is terminated within a specified period after such change in ownership, other than for “cause” or “disability,” as defined in the plan, or if the executive terminates for “Good Reason,” the terminated executive will be entitled to receive an amount equal to one or two years’ average salary and cash incentive bonus, depending on the executive.

   Under the KB Home 1988 Employee Stock Plan, the KB Home Performance-Based Incentive Plan for Senior Management, the KB Home 1998 Stock Incentive Plan, the KB Home 1999 Stock Incentive Plan and the KB Home 2001 Stock Incentive Plan, all outstanding stock options will become fully exercisable and all restrictions on outstanding shares of restricted Common Stock or other awards shall lapse upon a “change of ownership” of the Company. A change of ownership will be deemed to occur if (i) current members of the Board of Directors or other directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company’s voting securities or in connection with an election contest) cease to represent a majority of the Board or (ii) the Board determines that a change of ownership has occurred.

   The KB Home Unit Performance Program, which is administered under the Company’s employee stock plans, provides that upon a change of ownership each outstanding Performance Unit will be paid in cash at the target level.

   The KB Home Non-Employee Directors Stock Plan provides that upon a change of ownership, all outstanding options will become immediately exercisable and Stock Units shall immediately vest and will be paid in cash or shares of Common Stock, in accordance with the prior election made by each participating director. The KB Home Directors’ Legacy Program provides that upon a change of ownership of the Company, all participating directors shall become immediately vested under the program, and the Company shall create an irrevocable trust into which it shall transfer sufficient assets (including the directors’ life insurance policies) to make the designated charitable contributions for the participating directors.

   The Company also maintains a non-qualified Executive Deferred Compensation Plan. From 1985 to 1992, pursuant to the plan Messrs. Karatz and Nafilyan deferred receipt of a certain amount of pretax income, plus a Company matching contribution, until retirement, termination or certain other events, including a “change in control.” A change in control is defined in the plan to include the acquisition by a person or “group” (as defined) of 25% or more of the Company’s voting power, a transaction which results in a change in a majority of the then-incumbent Board or the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan may be made, but the Company continues to pay interest on prior contributions still held in the plan.

   Under the KB Home Retirement Plan, which is described in more detail under “Retirement and Death Benefit Plans” below, participants become fully vested in their Retirement Plan benefits, and may elect a lump sum distribution of Retirement Plan benefits, in the event of a “change in control.” A “change in control” under the Retirement Plan is generally defined to include certain changes in control that must be reported pursuant to federal securities laws, the acquisition by a person or “group” (as defined) of 15% or more of the Company’s voting power, and certain changes in a majority of the Board.

   The Company also maintains the KB Home Death Benefit Only Plan (the “DBO Plan”), which is described in more detail under “Retirement and Death Benefit Plans” below. Participants become fully vested in their DBO Plan benefits and, as described more fully below, will receive a distribution of the insurance policy on their life in cash in the event of a “change in control.” A “change in control” under the DBO Plan is generally defined to include certain changes in control that must be reported pursuant to federal securities laws, the acquisition by a person or “group” (as defined) of 20% or more of the Company’s voting power, and certain changes in a majority of the Board.

Retirement Plan

   The Company adopted the KB Home Retirement Plan in 2002. The Retirement Plan provides certain supplemental retirement benefits to selected executives. Currently, 26 executives, including all of the Company’s Named Executive Officers except Mr. Nafilyan, participate in the Retirement Plan. The Company establishes an “annual benefit amount” for each participant in the Retirement Plan. A participant becomes entitled to benefits under the Retirement Plan only if the participant releases the Company from any and all claims that he or she may then have against the Company and only if the participant’s termination of employment with the Company occurs either (i) on or after the fifth anniversary of the date the participant commenced participation in the Retirement Plan, or (ii) before that date, due to the participant’s death or disability. A participant is eligible for a reduced level of benefits if the Company terminates the participant’s employment without cause after the fourth, but before the fifth, anniversary of the date the participant commenced participation in the Retirement Plan.

   If a participant becomes entitled to Retirement Plan benefits, the Company will pay the participant a series of installment payments over a period of twenty years commencing following the later of (i) the participant’s attainment of age 55, (ii) the tenth anniversary of the date the participant commenced participation in the Retirement Plan, or (iii) the termination of the participant’s employ-

ment with the Company. The annual benefit to be paid to a participant who is entitled to Retirement Plan benefits (to be paid each year over the twenty-year payment period) equals the “annual benefit amount” determined by the Company for that participant. Messrs. Karatz, Mezger, Goodwin, and Freed commenced participation in the Retirement Plan as of July 11, 2002, and their “annual benefit amounts” are $800,000, $450,000, $100,000, and $100,000, respectively. The Company may elect to pay a participant the actuarial equivalent of his or her benefits in a lump sum payment as opposed to installments over twenty years. A participant’s benefits will be paid to a participant’s beneficiary if the participant dies.

Death Benefit Only Plan

   In 2001, the Company implemented the DBO Plan. Currently 59 executives, including all of the Named Executive Officers except Mr. Nafilyan, participate in the DBO Plan. The beneficiary of a DBO Plan participant is entitled to DBO Plan benefits if the participant either (1) dies while actively employed by the Company or an affiliate or (2) dies after completing 10 years of service with the Company or an affiliate, including at least five consecutive years of service while a DBO Plan participant. Each participant is assigned a “basic” level of benefit of either $1 million or $500,000. A beneficiary of a participant entitled to benefits receives an aggregate DBO Plan benefit in an amount that equals, after the payment of all federal and state income taxes attributable to such benefit, a net after-tax benefit to the beneficiary of either $1 million or $500,000, as applicable; in the discretion of the committee that administers the plan, payroll taxes may also be taken into account. The basic death benefit of each of Messrs. Karatz, Mezger, Goodwin, and Freed is $1 million.

   The Company has purchased life insurance policies on the lives of the participants in the DBO Plan. In the event of a change in control, the Company will pay to the issuance company, on behalf of each participant, an amount large enough so that, after the payment, the policy is “fully paid up.” For this purpose, the term “fully paid up” means that, after the payment described in the preceding sentence is paid as a premium to the insurer, the value of the policy is such that the policy is projected (based on assumptions set forth in the DBO Plan) to be able to pay at least the basic benefit applicable to the participant if the participant dies at any time after the change in control and prior to age 100. The policy will then be transferred to the participant along with a cash payment large enough to pay any federal or state or local income or payroll taxes (including excise taxes, such as the excise tax under Section 4,999 of the Internal Revenue Code, if applicable) attributable to the distribution of the policy and the cash payment.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth the total compensation earned by each of the Named Executive Officers for the fiscal years ended November 30, 2002, 2001 and 2000.

					Long-Term Compensation

					Awards Payouts
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	LTIP	All Other
	Fiscal			Compensation	Stock	Options/	Payouts	Compensation
Name and Position	Year	Salary($)	Bonus($)(a)	($)(b)	Awards($)	SARs(#)	($)(c)	($)(d)

Bruce Karatz Chairman and	2002	$921,000	$7,755,970	—0—	$6,023,880	500,000	$1,803,678	$95,556
Chief Executive	2001	895,833	6,621,838	—0—	12,188,806	602,328	1,300,250	93,402
Officer	2000	847,083	4,313,800	—0—	1,977,825	500,000	773,518	73,186

Jeffrey T. Mezger Chief Operating	2002	431,000	3,766,789	—0—	—0—	273,303	1,503,072	25,100
Officer and	2001	418,333	1,897,062	$321,168	474,265	298,148	780,150	22,800
Executive Vice	2000	400,000	1,269,370	359,890	317,343	125,000	442,010	9,000
President

Guy Nafilyan Chairman, President	2002	321,848	1,212,086	—0—	—0—	—0—	—0—	11,244
and Chief Executive	2001	303,811	1,121,537	—0—	—0—	—0—	—0—	11,014
Officer of Kaufman	2000	295,680	1,146,899	—0—	—0—	—0—	—0—	6,211
& Broad S.A.

John E. Goodwin Regional General	2002	260,000	1,777,678	—0—	—0—	78,543	751,514	16,200
Manager	2001	259,167	1,025,634	—0—	256,408	50,000	572,110	15,350
	2000	250,000	800,467	—0—	200,117	40,000	331,508	15,000

Robert Freed Regional General	2002	205,000	2,078,159	—0—	—0—	53,918	730,880	500
Manager	2001	197,917	997,389	—0—	191,253	36,994	390,075	3,500
	2000	173,917	816,314	—0—	185,329	40,000	165,754	6,548

(a)	The 2002 bonus amounts reported for all of the Named Executive Officers except Mr. Nafilyan include amounts earned as a result of the PROI Modifier. In 2002, the PROI Modifier was paid in cash; in 2001 and 2000, it was paid in shares of stock that were restricted from sale for one year. The value of these stock awards as of their respective grant dates is reported in the table above under “Restricted Stock Awards.” Mr. Nafilyan was not a participant in the PROI Modifier program for any of the years reported.

The 2002 bonus reported for Mr. Karatz is comprised of the cash portion of his annual incentive bonus, as well as his award under the PROI Modifier. Mr. Karatz’s annual incentive bonus is determined by a performance-based formula set forth in his employment agreement. The formula requires, among other things, that any amount earned over $5,000,000 must be paid in shares of three-year restricted stock. Accordingly, in 2002, $5,000,000 of Mr. Karatz’s incentive bonus was paid in cash, and $6,023,880 was paid in shares of restricted stock and is reported separately in the table above under “Restricted Stock

Awards.” The number of shares issued to Mr. Karatz was determined by reference to the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant (January 15, 2003). Please see “Employment Agreements” at page 22 for a description of the performance-based incentive compensation formula in Mr. Karatz’s employment agreement. The remaining $2,755,970 of the bonus reported for Mr. Karatz in 2002 is the amount he earned under the PROI Modifier. For 2001 and 2000, a portion of the bonus reported for Mr. Karatz was paid in shares of Common Stock pursuant to the terms of his employment agreement before it was amended in 2001.

(b)	The Named Executive Officers receive certain personal benefits; however, in 2002 none of the Named Executive Officers received benefits that exceeded $50,000. In late 1999, Mr. Mezger was promoted to Chief Operating Officer and Executive Vice President of the Company, which promotion required him to relocate to the Company’s Los Angeles headquarters. To facilitate this transition, the Company agreed to pay certain of Mr. Mezger’s related relocation and housing expenses, in addition to the benefits he received under the Company’s relocation program available to all employees. This arrangement resulted in an agreed upon amount of approximately $30,000 per month in reimbursements through the end of 2001. No such payments were made in 2002.

(c)	Payouts in 2002 to all participants under the Company’s long-term incentive program, the Unit Performance Program, were made in shares of Common Stock. Accordingly, in 2002 the Named Executive Officers earned the following payouts under the Unit Performance Program: Mr. Karatz 40,909 shares; Mr. Mezger 34,091 shares; Mr. Nafilyan -0- shares; Mr. Goodwin 17,045 shares; and Mr. Freed 16,577 shares. The actual number of shares delivered to the Named Executive Officers was less than the amount shown because shares were withheld for income tax purposes.

(d)	These amounts represent the Company’s aggregate contributions to the Company’s 401(k) Savings Plan, Supplemental Nonqualified Deferred Compensation Plan and the amount of interest earned on the Executive Deferred Compensation Plan at a rate in excess of 120% of the applicable federal rate. In fiscal 2002 the Named Executive Officers accrued the following respective amounts under such plans: Mr. Karatz $12,000, $43,080 and $40,476; Mr. Mezger $12,000, $13,100 and $0; Mr. Nafilyan $0, $0 and $11,244; Mr. Goodwin $12,000, $4,200 and $0; and Mr. Freed $500, $0 and $0.

Option/SAR Grants in Last Fiscal Year

The following table summarizes information relating to stock option grants, including original grants and reimbursement option grants pursuant to the Company’s Executive Stock Ownership Policy, during 2002 to the Named Executive Officers. All options granted are for shares of the Company’s Common Stock. No stock appreciation rights have been granted at any time under the Company’s employee stock plans.

	Number of	Percent of				Potential Realizable Value at
	Securities	Total				Assumed Annual Rate of
	Underlying	Options				Stock Price Appreciation for
	Options	Granted to	Exercise or			Option Term(d)
	Granted(#)	Employees in	Base Price	Grant	Expiration
Name	(a)(b)	Fiscal Year	($/sh)(c)	Date	Date	5%($)	10%($)

Bruce Karatz	500,000	25.5%	$43.02	10/7/02	10/7/17	$23,207,745	$68,342,608

Jeffrey T. Mezger	51,045	2.6	41.50	2/13/02	2/13/17	2,285,566	6,730,579
	22,258	1.1	51.75	5/8/02	5/8/17	1,242,765	3,659,718
	200,000	10.2	43.02	10/7/02	10/7/17	9,283,098	27,337,043

Guy Nafilyan	—0—	—0—	—0—	—0—	—0—	—0—	—0—

John E. Goodwin	48,543	2.5	41.50	2/13/02	2/13/17	2,173,538	6,400,676
	30,000	1.5	43.02	10/7/02	10/7/17	1,392,465	4,100,556

Robert Freed	33,918	1.7	41.50	2/13/02	2/13/17	1,518,696	4,472,285
	20,000	1.0	43.02	10/7/02	10/7/17	928,310	2,733,704

(a)	Except as noted below, options reported are original option grants and are exercisable in cumulative 33% installments commencing one year from the date of grant, with full vesting occurring on the third anniversary of the date of grant. The options granted on October 7, 2002 represent annual discretionary awards to the Named Executive Officers for fiscal 2003.

(b)	The options granted to the Named Executive Officers on dates other than October 7, 2002 were reimbursement grants in connection with the Company’s Executive Stock Ownership Policy. The Executive Stock Ownership Policy, adopted in 1998 and updated in January 2002, requires the Named Executive Officers and certain other Company executives to attain specified levels of stock ownership within three years of becoming subject to the policy. Executives may receive reimbursement options to the extent original grant options are exercised to acquire shares in accordance with the Executive Stock Ownership Policy, and some of the shares acquired are sold to pay for the exercise price and tax liability. Executives receive that number of reimbursement options equal to the number of shares sold to cover the exercise price and the tax liability; the reimbursement options are fully vested on the date of grant and have an exercise price equal to the market value on the date of grant. Reimbursement option grants under the Executive Stock Ownership Policy are made only in connection with the exercise of an original option grant, and are not available with respect to the exercise of a reimbursement option. Further, the reimbursement option feature is available only for options exercised to increase share ownership in compliance with the Executive Stock Ownership Policy; grants of such options will cease to be made once a participating executive achieves his or her target stock ownership level.

(c)	All options were granted at market value on the date of grant. The term “market value” as used with respect to this table was computed as the average of the high and low stock prices for the Company’s Common Stock on the New York Stock Exchange on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by withholding a number of the underlying shares, subject to certain conditions.

(d)	Gains are net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation over the 15-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock, overall stock market conditions, as well as the optionholders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved, or may be exceeded.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Value

			Number of Unexercised		Value of Unexercised
			Options Held at Fiscal		In-the-Money Options at
	Shares		Year End(#)		Fiscal Year End($)(c)
	Acquired on	Value
Name	Exercise(a)	Realized($)(b)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce Karatz	—0—	—0—	1,434,145	1,066,666	$32,160,790	$10,832,654
Jeffrey T. Mezger	99,700	$2,332,500	299,612	408,332	4,549,759	3,952,726
Guy Nafilyan	35,000	1,717,170	45,000	—0—	1,031,000	—0—
John E. Goodwin	72,450	1,346,115	86,876	76,666	987,679	872,288
Robert Freed	57,573	957,463	62,251	49,999	736,330	575,749

(a)	The options exercised by Messrs. Mezger, Goodwin and Freed were exercises in accordance with the Company’s Executive Stock Ownership Policy. See footnote (b) to the table entitled “Option/ SAR Grants in Last Fiscal Year” at page 28.

(b)	Represents the difference between the market value of the Company’s Common Stock at exercise minus the exercise price of the options.

(c)	Represents the difference between the $44.69 closing price of the Company’s Common Stock on November 30, 2002 on the New York Stock Exchange and the exercise price of the options.

Long-Term Incentive Plans — Awards in Last Fiscal Year

   The following table provides information on long-term incentive awards granted in 2002 to the Named Executive Officers under the Unit Performance Program. Please also see the “Management Development and Compensation Committee Report on Executive Compensation” at pages 17 – 18 for more information on the Unit Performance Program.

			Estimated Future Payout in Shares
	Number of		of Common Stock
	Performance
Name	Units(#)(a)	Performance Period	Threshold(#)(b)	Target(#)	Maximum(#)

Bruce Karatz	700	12/1/01 – 11/30/04	11,777	23,553	35,330
Jeffrey T. Mezger	500	12/1/01 – 11/30/04	8,412	16,824	25,236
Guy Nafilyan	—0—	12/1/01 – 11/30/04	—0—	—0—	—0—
John E. Goodwin	250	12/1/01 – 11/30/04	4,206	8,412	12,618
Robert Freed	250	12/1/01 – 11/30/04	4,206	8,412	12,618

(a)	At the beginning of fiscal 2002, the Company awarded Performance Units under the UPP for the fiscal 2002 – 2004 performance period. Each Performance Unit represents the opportunity to receive an award payable in shares of Common Stock. The target award for each Performance Unit is 33.65 shares of Common Stock. The actual number of shares awarded at the end of the performance period will depend upon the Company’s cumulative EPS (weighted at 75%) and average PROI (weighted at 25%) during the performance period. The target number of shares will be awarded if a specified, targeted cumulative EPS and average PROI are achieved for the period. The threshold number of shares (16.82 shares per Performance Unit), equal to 50% of the target number, will be awarded if a specified minimum cumulative EPS and average PROI are achieved for the period. Achievement of either the specified minimum cumulative EPS or average PROI, but not both, would result in a smaller payout than the threshold number of shares. The maximum number of shares (50.47 shares per Performance Unit), equal to 150% of the target number, will be awarded if the specified maximum cumulative EPS and average PROI for the period are achieved or exceeded. The dollar value of any payout in shares will depend on the number of shares awarded at the end of the performance period and the market value of the Common Stock at that time.

(b)	No award will be made upon the vesting of a Performance Unit if neither the specified minimum cumulative EPS nor the specified minimum average PROI is achieved for the 2002 – 2004 performance period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

American CityVista

In August 2000, the Company and Mr. Cisneros formed American CityVista, a joint venture limited liability company to build single-family homes and townhouse communities in the central zones of major metropolitan areas where new residential development has not occurred in recent years. On February 10, 2001, American CityVista commenced sales in its first community, Lago Vista in San Antonio, Texas. American CityVista is jointly capitalized by the Company and Mr. Cisneros, with Mr. Cisneros having a 65% majority ownership interest in the venture, and the Company owning the remaining 35%. In 2002, the business expanded into other markets. Mr. Cisneros is Chairman of the Board and Chief Executive Officer of American CityVista. Mr. Karatz is a director of American CityVista, which also has a third, jointly-selected outside director. In 2002, the Company paid $1,238,500 to the joint venture for services rendered. In addition, in 2002 the Company made payments totaling $125,000 to the venture to reimburse American CityVista for its role as an advisor to the Company in developing and refining the Company’s Hispanic outreach program.

   Mr. Cisneros has served on the Board of Directors of the Company since 2000, and has decided not to stand for re-election at the 2003 Annual Meeting because of the enhanced director independence requirements under the Company’s Corporate Governance Principles. Mr. Cisneros is neither an employee of the Company nor does he receive any compensation or other benefits from the Company other than those received by all non-employee directors of the Company.

Temple-Inland Inc.

In the ordinary course of its business, the Company’s Texas homebuilding operations directly and indirectly purchase certain building materials, including drywall, siding, and lumber, from subsidiaries of Temple-Inland Inc. In 2002, the Company received $330,737 in trade allowances on building materials that it purchased from Temple-Inland. In addition, Guaranty Bank, another subsidiary of Temple-Inland, is a participating lender under the Company’s primary unsecured credit facility. The Company also maintains some of its day-to-day checking accounts with Guaranty Bank. The Company’s purchase of building materials from, and its financing arrangements with, Temple-Inland and its subsidiary savings bank were negotiated on arms-length bases, and the terms of such transactions are consistent with the terms under which the Company purchases materials from other suppliers and secures financing from other banks.

   Mr. Jastrow is Chairman and Chief Executive Officer of Temple-Inland, and was elected to the Board of Directors of the Company in December 2001. Mr. Johnson is a director of the Company and is also a director of Temple-Inland. The Nominating and Corporate Governance Committee of the Board of Directors have determined that Messrs. Jastrow and Johnson are independent directors under the Company’s Corporate Governance Principles.

KB Home Mortgage Company

Through its mortgage banking subsidiary, KB Home Mortgage Company, the Company has historically offered home mortgage loans to its employees and directors. These mortgage loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectability. Such loans are typically promptly sold to third-party mortgage purchasers. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which prohibits executive officers and directors from obtaining loans from the companies for which they serve. The Sarbanes-Oxley Act provides for certain limited exceptions, generally if the loans are made in substantially the same terms as they are to the public. Since the July 31, 2002, effective date of the Sarbanes-Oxley Act, the Company has made no mortgage loans to its executive officers or directors, although it may in the future, but only to the extent such loans comply with the Sarbanes-Oxley Act.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Company’s Board of Directors acts under a written Audit Committee Charter. Each of the members of the Audit Committee is independent as defined by the Audit Committee Charter and the listing standards of the NYSE. The Audit Committee Charter was first adopted in 1999, and was revised and restated in December 2002. A copy of the Charter is attached to this Proxy Statement as Attachment A.

   The Audit Committee reviews the Company’s financial reporting process and its internal controls processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles used in the United States.

   In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Further, the Audit Committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditors’ independence.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2002, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the members of the Audit and Compliance Committee:

Dr. Barry Munitz, Chairman

Ron Burkle
Jane Evans
Sanford C. Sigoloff

OTHER MATTERS

Section 16(a) Beneficial Ownership
Reporting Compliance

Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, as amended, all such Forms were filed on a timely basis by the Company’s reporting persons during 2002, except for a late filing by Mr. Goodwin regarding the sale of 3,102 shares in March 2002.

Financial Statements

The Company’s audited consolidated financial statements and notes thereto, including selected financial information and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended November 30, 2002 are included at pages 48 through 80 of the Company’s 2002 Annual Report to Stockholders, which is being mailed to stockholders concurrently with this Proxy Statement. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of independent auditors thereon, selected financial information, and management’s discussion and analysis of financial condition and results of operations in the Annual Report are incorporated by reference herein.

Independent Accountants

The firm of Ernst & Young LLP served as the Company’s independent auditors for 2002. This firm has advised the Company that it has no direct or indirect financial interest in the Company. For the 2002 fiscal year, the Company paid Ernst & Young LLP the following fees:

		Financial Information
		Systems Design and
Audit Fees	Audit Related	Implementation Fees	All Other Fees

$515,000	$432,754	$—0—	$497,139

Audit related services generally include fees for foreign and domestic statutory audits, pension audits, and domestic and French registration statements, operational internal audit procedures and accounting consultations. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

Other Business

The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by properly delivered proxies on such matters in accordance with their judgment in the best interest of the Company.

Stockholder Proposals for 2004 Annual Meeting

Any proposal of a stockholder intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than October 29, 2003. Further, management proxies for the Company’s 2004 Annual Meeting of Stockholders will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide the Company with written notice of such proposal prior to January 15, 2004.

Cost and Method of Proxy Solicitation

The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, and the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. The Company will use the services of Georgeson Shareholder Communications Inc., a professional soliciting organization, to assist in proxy solicitation and in distributing proxy materials to institutions, brokerage houses, custodians, nominees and other fiduciaries. The Company estimates the costs for such services will not exceed $5,000.

By Order of the Board of Directors,

Kimberly N. King

Vice President, Corporate
Legal Affairs and Secretary

February 28, 2003

Los Angeles, California

Attachment A

KB HOME

AUDIT AND COMPLIANCE COMMITTEE CHARTER
(Amended and Restated December 2002)

I. Purpose

The primary functions of the Audit and Compliance Committee (the “Committee”) are: (a) to provide assistance to the Board of Directors in fulfilling its oversight responsibilities to the shareholders relating to the corporate accounting and reporting practices of the Company and the quality and integrity of financial reports of the Company; (b) to be directly responsible for the appointment, compensation and oversight of the work of a registered, independent public accounting firm employed for the purpose of preparing an audit report or related work of the Company (the “Independent Accountants”); (c) to assure that the Company has a reasonable system of internal controls; (d) to review the audit efforts of the Independent Accountants and the internal Controls Evaluation and Audit Department (“Audit Department”); and (e) to provide assistance to the Board in the oversight of matters in which the Company has or may have material liability exposure.

II. Composition

   A. The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be “independent” directors (as defined in Section V.A. below) and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be “financially literate” (as defined in Section V.B. below).

   B. The Chairman and members of the Committee shall be appointed by the Board annually.

   C. No Committee member shall serve on the audit committee of more than three public companies; provided, further, if such situation arises, the Committee shall determine whether such service impairs that Committee member’s ability to serve on this Committee and, to the extent required by law, make a disclosure regarding such determination in the Company’s Proxy Statement.

III. Meetings

   A. The Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. The Chairman shall have the authority to call such additional meetings as he or she deems necessary or desirable.

   B. As part of its job to foster open communication, the Committee should meet at least annually with the chief officer of the Audit Department and the Independent Accountants in separate executive sessions to discuss any matters that the Committee, or any individual Committee member, and/or either auditor believes should be discussed privately.

   C. The Chairman shall formally report upon the matters discussed at each Committee meeting to the Board of Directors.

   D. In general, in addition to the Committee members, the audit partner of the Independent Accountants and the following members of the Company’s management team should typically be

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expected to attend Committee meetings: chief executive officer, chief financial officer, chief accounting officer, chief officer of the Audit Department and chief legal officer.

IV. Responsibilities and Duties

     A. Documents and Reports Review

To fulfill its responsibilities and duties the Committee shall:

   1. Review and reassess the adequacy of this Charter on an annual basis.

   2. Review a preliminary draft of the Company’s annual financial statements, including any certification, report, opinion, or review rendered by the Independent Accountants.

   3. Review the regular internal audit reports prepared by the Audit Department.

     B. Independent Accountants

   1. The Committee shall annually recommend to the Board of Directors the selection of the Independent Accountants, considering their independence and effectiveness, and shall review the fees and other compensation to be paid to the Independent Accountants. Further, on an annual basis, the Committee shall review and discuss with the Independent Accountants all significant relationships the accountants have with the Company to determine the Independent Accountants’ independence. The Committee will procure from the outside auditor an annual written statement delineating all relationships between the Independent Accountants and the Company, and the Committee shall be responsible for engaging in active dialogue with the Independent Accountants regarding any relationship that might compromise their objectivity.

   2. The Committee shall insure that the Independent Accountants are ultimately accountable to the Committee and the Board of Directors, as representatives of the Company’s stockholders, and that these stockholders’ representatives have the ultimate authority to select, evaluate and, where appropriate, replace the Independent Accountants.

   3. The Independent Accountants shall make timely reports at each regular meeting of the Committee describing: (a) critical accounting policies and practices used in the audit by the Independent Accountants; (b) all alternative treatments of financial information within GAAP discussed with management, including the ramifications of such treatment and the treatment preferred by the Independent Accountants; and (c) all other material written communications between the Independent Accountants and management of the Company.

   4. To insure the independence of the Independent Accountants, neither the Company nor the Committee shall retain the Independent Accountants to perform any of the following “Excluded Non-Audit” Services:

(a)	Bookkeeping and other services related to accounting records or financial statements;

(b)	Financial information systems design and implementation;

(c)	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(d)	Actuarial services;

(e)	Internal audit outsourcing services;

(f)	Management functions or human resources;

(g)	Broker or dealer, investment adviser, or investment banking services; and

(h)	Legal services and expert services unrelated to the audit.

Further, in the event the Accounting Industry Oversight Board (once established) or another applicable governmental agency shall adopt further

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legal requirements which limit the retention of a public company’s independent accounting firm for other non-audit services, the Committee shall consider additionally excluding such services as required by law or otherwise required in the Committee’s discretion.

If other non-audit services are offered by the Independent Accountants (other than the Excluded Non-Audit Services), such other non-audit services may be conducted contemporaneously by the Independent Accountants within its audit only if such activity is pre-approved by the Committee. The Committee must approve all audit and non-auditing services provided by the Independent Accountants, with such approval reflected in Committee meeting minutes and disclosed in the Company’s periodic reports filed with the United States Securities and Exchange Commission (“SEC”), as required by law. Non-audit services performed by accountants that are not affiliated with the Independent Accountants do not require Committee approval.

   5. The Committee shall not retain auditors or an audit firm as the Independent Accountants auditing the Company if:

(a)	Either the lead or coordinating audit partner of the firm responsible for reviewing the audit performed any audit services for the Company in any of the then-preceding five (5) years; or

(b)	If, with respect to the audit firm, during a one-year period starting from the date the Company has hired, as CEO, CFO, controller, chief accounting officer, or any equivalent position, a person formerly employed by such firm who previously participated in the audit of such Company.

     C. Financial Reporting Processes

To fulfill its responsibilities and duties, the Committee shall ensure that the Company maintains appropriate “disclosure controls and procedures” as such term is defined by the Sarbanes-Oxley Act of 2002 (the “Act”) and has other appropriate financial reporting processes in place by undertaking the following:

   1. Consider the Independent Accountants’ judgments about the internal control environment and the appropriateness of the Company’s accounting principles as applied in its financial reporting.

   2. Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the Independent Accountants, management, or the Audit Department.

   3. Review any significant disagreement among management and the Independent Accountants or the Audit Department in connection with the internal control environment or preparation of the financial statements.

   4. Review with financial management and the Independent Accountants the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices. Such review shall also include confirming that (a) Company management disclose its critical accounting policies that have a material impact on the Company’s financial presentations in its public disclosures and (b) in the event that the Company’s public disclosures contain any pro forma financial information, the presentation of such information complies with the SEC rules regarding the accuracy of pro forma financial information.

   5. Review, at least annually, the adequacy of internal controls and procedures related to (a) executive expense accounts, including the use

3

of Company assets, and (b) compensation of board members and senior executives of the Company as required by law.

   6. Report, through the Chairman of the Committee, to the Board the Committee’s recommendation with respect to whether, based on information available to the Committee, the Company’s financial statements should be filed with the Company’s Annual Report on Form 10-K.

   7. Be responsible for resolving disagreements between Company management and the Independent Accountants regarding financial reporting. The Independent Accountants are required to report directly to the Committee.

   8. Work with both Company management and the Independent Accountants to ensure that the Company’s directors and officers do not interfere with the Independent Accountants in the performance of the audit.

   9. Require the chief executive officer of the Company and the chief financial officer of the Company to disclose not less than quarterly, in compliance with Sections 302 and 906 of the Act (as may be amended or refined from time to time by the SEC):

(a)	all significant deficiencies in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified any material weaknesses in the internal controls; and

(b)	any fraud, whether or not material, involving management or any other employee with a significant role in the Company’s internal controls.

   10. Confirm that the Company’s public reports with the SEC reflect, as required, all material correcting adjustments identified by the Independent Accountants.

     D. Ethical and Legal Compliance

To fulfill its responsibilities and duties the Committee shall:

   1. At least annually, review and approve the Company’s Business Ethics Policy, as may be materially revised from time to time by Company management subject to Committee approval. The Committee shall specifically call to the attention of the full Board of Directors those provisions of the Business Ethics Policy, and amendments thereto, that pertain to the conduct of senior financial officers and directors of the Company. The Committee shall further ensure that management has established a system to enforce the Ethics Policy, including, without limitation, the establishment of procedures for the treatment or complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Further, the Committee shall insure that such Ethics Policy includes:

(a)	a provision that the Company will not fire, demote, suspend, threaten, harass, or otherwise discriminate against any employee of the Company because of the employee’s claim of securities- or fraud- related actions or inactions involving the Company; and

(b)	provisions that are reasonably necessary to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts or interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the public company;

4

and (iii) compliance with applicable governmental rules and regulations.

   2. Review the staffing, organizational structure and qualifications of the Audit Department at least annually.

   3. Meet with the Company’s general counsel at each meeting of the Committee (and, at least annually, meet with the general counsel in an executive session), and review any matters of legal liability exposure that could reasonably be anticipated to have a material impact on the Company’s financial statements.

   4. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law or other regulations exchange regulation, as the Committee or the Board of Directors deems necessary or appropriate.

   5. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

   6. The Committee shall oversee that no director or officer of the Company, nor any person acting under the direction of such a director or officer, shall take any action to fraudulently influence, coerce, manipulate or mislead the Independent Accountants for the purpose of rendering such the Company’s financial statements materially misleading.

E.	Authority to Engage Independent Counsel and Advisers; Funding of Independent Accountants.

The Committee shall have the authority to engage independent counsel and/or other advisers necessary to carry out its their duties. Further, the Company shall, as determined by the Committee, provide appropriate funding for payment of compensation to the Independent Accountants and to any advisers retained by the Audit Committee to assist in carrying out the Committee’s duties.

V. Definitions

     A. The term “independent” as it applies to a director means that there is no relationship to the Company that may interfere with the exercise of independence from management and the company. Examples of such non-independent relationships include:

•	a director being employed by the Company or any of its affiliates for the current year or any of the past five years;

•	a director accepting any fees or compensation from the Company or any of its affiliates other than compensation for board service or Committee service;

•	a director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Company or any of its affiliates as an executive officer;

•	a director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments that are or have been significant to the Company or business organization in any of the past five years; or

•	a director being employed as an executive of another organization where any of the Company’s executives serves on that organization’s compensation committee.

A director who has one or more of these relationships may be appointed to the Committee if the Board determines that membership on the Com-

5

mittee by the individual is required by the best interests of the Company and its stockholders.

     B. The term “financially literate” as it applies to a director means the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statements.

6

PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

APRIL 3, 2003

The undersigned hereby appoints Bruce Karatz and Kimberly N. King, and each of them, as proxies with full power of substitution and revocation, to vote all of the shares of KB Home Common Stock the undersigned is entitled to vote at the KB Home Annual Meeting of Stockholders to be held on April 3, 2003, or at any adjournment thereof, upon the Proposal set forth on the reverse side of this Proxy Card and described in the accompanying Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card ▲

Mark here for address change or comments.	☐

PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”

		FOR	WITHHOLD
		(EXCEPT AS	AUTHORITY
		MARKED	TO VOTE FOR
		TO THE	NOMINEES
		CONTRARY)	LISTED
1.	ELECTION OF DIRECTORS IN CLASS II NOMINEES:	☐	☐
01 KENNETH M. JASTROW II
02 BRUCE KARATZ

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTION BELOW***
By checking the box to the right, I consent to future access of KB Home’s Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until consent is revoked. I understand that I may revoke this consent at any time by contacting the Company’s transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.	☐

Signature(s)	Date , 2003

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲ Detach here from proxy voting card ▲

Vote by Telephone

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11PM Eastern
Time the day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone
1-800-435-6710		Mail
Use any touch-tone telephone
to vote your proxy. Have
your proxy card in hand when
you call. You will be
prompted to enter your
control number, located in
the box below, and then
follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

PROXY

ANNUAL MEETING OF STOCKHOLDERS
APRIL 3, 2003

CONFIDENTIAL INSTRUCTIONS TO WACHOVIA BANK, N.A.
TRUSTEE FOR THE KB HOME GRANTOR STOCK TRUST

With respect to the voting at the Annual Meeting of Stockholders of KB Home (the “Company”) to be held on April 3, 2003, or any adjournment or postponement thereof, the undersigned participant in the Company’s employee stock option plans hereby directs Wachovia Bank, N.A., as Trustee of the Company’s Grantor Stock Trust, to vote all of the shares for which the undersigned is entitled to direct the vote under the Grantor Stock Trust in accordance with the following instructions:

THE VOTES THAT THE UNDERSIGNED IS ENTITLED TO DIRECT UNDER THE COMPANY’S GRANTOR STOCK TRUST WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. IF THIS CARD IS SIGNED AND RETURNED, BUT NO CHOICE IS INDICATED, THE VOTES THAT THE UNDERSIGNED IS ENTITLED TO DIRECT WILL BE VOTED FOR THE PROPOSAL, AND UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card ▲

ANNUAL MEETING OF STOCKHOLDERS APRIL 3, 2003

Dear Fellow Employee:

Just a reminder, your vote and your investment in KB Home are very important. Please complete and return your Confidential Instruction Card for tabulation by no later than March 31, 2003 to ensure that your vote is counted.

Bruce Karatz
Chairman and Chief Executive Officer

Mark here for address change or comments.	☐

PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”

		FOR	WITHHOLD
		(EXCEPT AS	AUTHORITY
		MARKED	TO VOTE FOR
		TO THE	NOMINEES
		CONTRARY)	LISTED
1.	ELECTION OF DIRECTORS IN CLASS II NOMINEES:	☐	☐
01 KENNETH M. JASTROW II
02 BRUCE KARATZ

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTION BELOW***
By checking the box to the right, I consent to future access of KB Home’s Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until consent is revoked. I understand that I may revoke this consent at any time by contacting the Company’s transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.	☐

Signature(s)	Date , 2003

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲ Detach here from proxy voting card ▲

Vote by Telephone

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11PM Eastern
Time the day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone
1-800-435-6710		Mail
Use any touch-tone telephone
to vote your proxy. Have
your proxy card in hand when
you call. You will be
prompted to enter your
control number, located in
the box below, and then
follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 3, 2003

CONFIDENTIAL INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY
TRUSTEE FOR THE KB HOME 401(k) SAVINGS PLAN

Receipt of proxy material for the above Annual Meeting is acknowledged. I instruct you to vote (in person or by proxy) all shares of Common Stock of KB Home (the “Company”) held by you for my account under the Company’s Amended and Restated 401(k) Savings Plan at the Company’s Annual Meeting of Stockholders to be held on April 3, 2003 at 9:00 a.m., and at all adjournments thereof, on the matters as indicated on the reverse side of this card and in your discretion on any other matters that may come before the Annual Meeting and as to which discretionary authority is permitted by applicable law. If this card is signed and returned, but no choice is specified, I instruct you to vote this proxy FOR the Proposal, and upon such other business as may come before the Annual Meeting in accordance with the Board of Directors’ recommendation.

PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card ▲

ANNUAL MEETING OF STOCKHOLDERS APRIL 3, 2003

Dear Fellow Employee:

Just a reminder, your vote and your investment in KB Home are very important. Please complete and return your Confidential Instruction Card for tabulation by no later than March 31, 2003 to ensure that your vote is counted.

Bruce Karatz
Chairman and Chief Executive Officer

Mark here for address change or comments.	☐

PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”

		FOR	WITHHOLD
		(EXCEPT AS	AUTHORITY
		MARKED	TO VOTE FOR
		TO THE	NOMINEES
		CONTRARY)	LISTED
1.	ELECTION OF DIRECTORS IN CLASS II NOMINEES:	☐	☐
01 KENNETH M. JASTROW II
02 BRUCE KARATZ

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTION BELOW***
By checking the box to the right, I consent to future access of KB Home’s Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until consent is revoked. I understand that I may revoke this consent at any time by contacting the Company’s transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.	☐

Signature(s)	Date , 2003

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲ Detach here from proxy voting card ▲

Vote by Telephone

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11PM Eastern
Time the day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone
1-800-435-6710		Mail
Use any touch-tone telephone
to vote your proxy. Have
your proxy card in hand when
you call. You will be
prompted to enter your
control number, located in
the box below, and then
follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.